Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acegroup.com

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Arnella J. Forde
(212) 703-7066
arnella.forde@acegroup.com

ACE REPORTS FIRST QUARTER OPERATING INCOME UP 4% TO $777 MILLION,

P&C NET PREMIUMS WRITTEN UP 12%, OR 14% IN CONSTANT DOLLARS, WITH P&C

COMBINED RATIO OF 88.8%; OPERATING RETURN ON EQUITY IS 11.2%

•	P&C underwriting income up 7%, driven by strong current accident year underwriting income excluding catastrophe losses, which was up 17%
•	Net investment income of $553 million, up 4%
•	Operating cash flow of $1.25 billion
•	Book value per share up 2.4% and tangible book value per share up 3.0%

ZURICH — April 29, 2014 — ACE Limited (NYSE: ACE) today reported net income for the quarter ended March 31, 2014, of $2.14 per share, compared with $2.77 per share for the same quarter last year.(1) Operating income was $2.27 per share, compared with $2.17 per share for the same quarter last year. Book value and tangible book value per share increased 2.4% and 3.0%, respectively, from December 31, 2013. Book value and tangible book value per share now stand at $86.90 and $70.97, respectively. Operating return on equity for the quarter was 11.2%. The property and casualty (P&C) combined ratio for the quarter was 88.8%.

First Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2014	2013	Change	2014	2013	Change
Operating income, net of tax	$777	$746	4.2%	$2.27	$2.17	4.6%
Adjusted net realized gains (losses), net of tax	(43)	207	NM	(0.13)	0.60	NM

Net income	$734	$953	(23.0)%	$2.14	$2.77	(22.7)%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had an excellent first quarter and a very good start to the year. After-tax operating income of $777 million was driven by both strong underwriting and investment income results, which generated an operating ROE of 11.2%. Per share book and tangible book value grew 2.4% and 3%, respectively.

“Underwriting results were particularly strong in the quarter, with underwriting income up 7% and a P&C combined ratio of 88.8%. Underwriting income benefited from excellent current accident year underwriting income growth before catastrophe losses of 17% as a result of double-digit growth in earned premium and improved margin.

“Premium revenue growth across the company was exceptionally strong, with total P&C net premiums up 12%, or nearly 14% in constant dollars. In North America, our P&C business grew 11% in the quarter and continued to achieve positive rate increases with overall pricing up in casualty-related lines and down in property-related. Internationally, where our P&C business grew more than 12% in constant dollars, pricing was generally flat. Commercial P&C market conditions globally are stable but growing more competitive. This is not a surprise - we are a disciplined organization and prepared. Given our excellent diversification by product, geography and distribution, many areas of our business have attractive growth prospects, and as a result we are confident in our ability to outperform.”

Operating highlights for the quarter ended March 31, 2014, were as follows:

(in millions of U.S. dollars except for percentages)	1Q 2014	1Q 2013	Change
P&C
Net premiums written	$3,691	$3,296	12.0%
Net premiums written constant-dollar (1)		$3,247	13.7%
Underwriting income	$390	$364	7.0%
Combined ratio	88.8%	88.2%
Current accident year underwriting income excluding catastrophe losses	$381	$326	16.7%
Current accident year combined ratio excluding catastrophe losses	88.9%	89.4%
Global P&C (excludes Agriculture)
Net premiums written	$3,497	$3,183	9.9%
Net premiums written constant-dollar		$3,134	11.6%
Underwriting income	$421	$353	19.1%
Combined ratio	87.6%	88.4%
Current accident year underwriting income excluding catastrophe losses	$373	$318	17.1%
Current accident year combined ratio excluding catastrophe losses	89.0%	89.5%
Agriculture
Net premiums written	$194	$113	72.1%
Underwriting income (loss)	$(31)	$11	NM
Combined ratio	130.3%	79.3%
Current accident year underwriting income excluding catastrophe losses	$8	$8	—
Current accident year combined ratio excluding catastrophe losses	88.9%	85.4%

(1)	Excluding acquisitions, P&C net premiums written increased 9.4% on a constant-dollar basis.

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•	P&C current accident year underwriting income excluding catastrophe losses increased 16.7% to $381 million, driven by growth in the Insurance – North American P&C and Insurance – Overseas General segments.

•	The P&C expense ratio for the quarter was 31.1%, unchanged from last year. The prior year included a net benefit of $19 million from a legal settlement, partially offset by an expense adjustment, that together reduced the expense ratio by 0.6 percentage point.

•	Total pre-tax and after-tax catastrophe losses including reinstatement premiums were $53 million (1.5 percentage points of the combined ratio) and $43 million, respectively, compared with $32 million (1.0 percentage point of the combined ratio) and $28 million, respectively, last year.

•	Favorable prior period development pre-tax for the quarter was $62 million (1.6 percentage points of the combined ratio), compared with $70 million (2.2 percentage points of the combined ratio) last year.

•	Operating cash flow was $1.25 billion for the quarter.

•	Net loss reserves decreased $105 million and the net paid-to-incurred ratio was 106% for the quarter. Excluding 2013 crop insurance loss payments in the quarter, net loss reserves increased $179 million and the net paid-to-incurred ratio was 93%.

•	Net investment income for the quarter increased 4.1% to $553 million.

•	Net realized and unrealized gains pre-tax totaled $462 million for the quarter, which included net realized losses of $51 million and net unrealized gains of $513 million.

•	Operating return on equity was 11.2% for the quarter. Return on equity computed using net income was 10.1% for the quarter.

•	Share repurchases totaled $332 million, or approximately 3.5 million shares, during the quarter. Since the inception of the November 2013 share repurchase authorization, the company has repurchased approximately 4.5 million shares for $436 million through April 28, 2014.

•	Book value per share increased 2.4% to $86.90 from $84.83 at December 31, 2013.

•	Tangible book value per share increased 3.0% to $70.97 from $68.93 at December 31, 2013.

Details of financial results by business segment are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended March 31, 2014, include:

•	Insurance – North American P&C: Net premiums written increased 10.5%. The combined ratio was 84.7% compared with 85.7%. The expense ratio was 21.5% compared with 20.1%. The 2013 expense ratio included a 2.2 point favorable impact related to a $29 million legal settlement. The current accident year combined ratio excluding catastrophe losses was 87.1% compared with 87.7%.

•	Insurance – North American Agriculture: Net premiums written increased 72.1% due to premium-sharing formulas with the U.S. government related to a loss adjustment for the 2013 crop year and changes to the company’s third-party proportional reinsurance. Excluding these items, net premiums written increased $4 million, or 3.2%. The combined ratio was 130.3% compared with 79.3%. The current accident year combined ratio excluding catastrophe losses was 88.9% compared with 85.4%. Adjusted for the current quarter adverse development, the ultimate full-year 2013 combined ratio increased from 94.7% to 97.0%.

•	Insurance – Overseas General: Net premiums written increased 9.3%, or 12.3% on a constant-dollar basis. The combined ratio was 90.1% compared with 90.6%. The current accident year combined ratio excluding catastrophe losses was 90.5% compared with 90.7%.

•	Global Reinsurance: Net premiums written increased 10.3% for the quarter. The combined ratio was 72.9% compared with 67.3%. The current accident year combined ratio excluding catastrophe losses was 75.1% compared with 69.2%.

•	Life segment: Operating income was $77 million compared with $70 million. Net premiums written and deposits collected, excluding life reinsurance, increased 3.2% on a constant-dollar basis. International life net premiums written increased 13.9% on a constant-dollar basis.

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Please refer to the ACE Limited Financial Supplement, dated March 31, 2014, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure.

ACE will hold its first quarter earnings conference call on Wednesday, April 30, 2014, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at www.acegroup.com or by dialing 888-287-5529 (within the United States) or 719-325-4814 (international), passcode 1981939. Please refer to the ACE Group website in the Investor Information section under Calendar of Events for details. A replay of the call will be available until Wednesday, May 14, 2014, and the archived webcast will be available for approximately one month. To listen to the replay, please dial 888-203-1112 (in the United States) or 719-457-0820 (international), passcode 1981939.

ACE Group is one of the world’s largest multiline property and casualty insurers. With operations in 54 countries, ACE provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. ACE Limited, the parent company of ACE Group, is listed on the New York Stock Exchange (NYSE: ACE) and is a component of the S&P 500 index. Additional information can be found at: www.acegroup.com.

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(1)	All comparisons are with the same period last year unless specifically stated.

Regulation G—Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses from fair value changes on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing will impact underwriting results. We view changes in the fair value of these derivatives as part of the results of our underwriting operations, and therefore realized gains and losses from these derivatives are reclassified to adjusted losses and loss expenses.

Net premiums written on a constant-dollar basis and P&C net premiums written on a constant-dollar basis are financial measures which exclude the impact of foreign exchange. We believe it is useful to evaluate the trends in net premiums written, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period. P&C net premiums written excluding acquisitions on a constant-dollar basis exclude the net premiums written of Fianzas Monterrey and ABA Seguros acquired in 2013 in order to adjust for the distortive effect of acquisitions.

Underwriting income, P&C underwriting income, and Global P&C underwriting income are calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. P&C underwriting income also includes gains (losses) from fair value changes on crop derivatives. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and adjusted net realized gains (losses). Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses, prior period development (PPD), and gains (losses) from fair value changes on crop derivatives. We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Operating income or income excluding adjusted net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) and net realized gains (losses) included in other income (expense) related to partially-owned entities because the amount of these gains (losses) is heavily influenced by the availability of market opportunities.

P&C combined ratio excluding catastrophe losses and PPD or current accident year P&C combined ratio excluding catastrophe losses exclude impacts of catastrophe losses and PPD. We believe this measure provides a better evaluation of our core underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life and Insurance – North American Agriculture segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the Insurance – North American Agriculture and Life segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Life net premiums written and deposits collected, excluding life reinsurance, is adjusted to include deposits collected on universal life and investment contracts (life deposits) and exclude results from our life reinsurance business. Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. We include life deposits in presenting growth in our Life business because new life deposits are an important component of production and key to our efforts to grow our business. We exclude results associated with life reinsurance as there is no new life reinsurance business currently being written.

Operating return on equity (ROE) or ROE calculated using operating income is an annualized financial measure. The ROE numerator includes income adjusted to exclude adjusted net realized gains (losses), net of tax. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. To annualize a quarterly rate, multiply by four. Annualized ROE calculated using operating income is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

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Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

See reconciliation of Non-GAAP Financial Measures on pages 20-21 in the Financial Supplement. These measures should not be viewed as a substitute for net income, return on equity, or effective tax rate determined in accordance with GAAP.

NM - not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to economic outlook and insurance market conditions, and company performance including 2014 performance and growth opportunities, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	March 31	December 31
	2014	2013
Assets
Investments	$62,045	$60,928
Cash	847	579
Insurance and reinsurance balances receivable	4,761	5,026
Reinsurance recoverable on losses and loss expenses	10,755	11,227
Other assets	16,771	16,750

Total assets	$95,179	$94,510

Liabilities
Unpaid losses and loss expenses	$36,866	$37,443
Unearned premiums	7,791	7,539
Other liabilities	21,153	20,703

Total liabilities	65,810	65,685

Shareholders’ equity
Total shareholders’ equity	29,369	28,825

Total liabilities and shareholders’ equity	$95,179	$94,510

Book value per common share	$86.90	$84.83

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended March 31
	2014	2013
Gross premiums written	$5,374	$4,963
Net premiums written	4,185	3,798
Net premiums earned	3,970	3,573
Losses and loss expenses	2,161	1,926
Policy benefits	114	131
Policy acquisition costs	728	614
Administrative expenses	535	514

Underwriting income	432	388
Net investment income	553	531
Net realized gains (losses)	(104)	206
Interest expense	71	60
Other income (expense):
Gains (losses) from separate account assets	(6)	4
Other	23	6
Income tax expense	93	122

Net income	$734	$953

Diluted earnings per share:
Operating income	$2.27	$2.17
Net income	$2.14	$2.77
Weighted average diluted shares outstanding	342.0	343.9
Loss and loss expense ratio	57.7%	57.1%
Policy acquisition cost ratio	17.7%	17.2%
Administrative expense ratio	13.4%	13.9%

Combined ratio	88.8%	88.2%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended March 31
	2014	2013
Gross Premiums Written
Insurance – North American P&C	$2,024	$1,819
Insurance – North American Agriculture	234	249
Insurance – Overseas General	2,261	2,073
Global Reinsurance	333	294
Life	522	528

Total	$5,374	$4,963

Net Premiums Written
Insurance – North American P&C	$1,418	$1,284
Insurance – North American Agriculture	194	113
Insurance – Overseas General	1,771	1,620
Global Reinsurance	308	279
Life	494	502

Total	$4,185	$3,798

Net Premiums Earned
Insurance – North American P&C	$1,487	$1,338
Insurance – North American Agriculture	103	52
Insurance – Overseas General	1,612	1,459
Global Reinsurance	284	247
Life	484	477

Total	$3,970	$3,573

Operating Income (loss)
Insurance – North American P&C	$411	$361
Insurance – North American Agriculture	(25)	7
Insurance – Overseas General	239	239
Global Reinsurance	144	144
Life	77	70
Corporate	(69)	(75)

Total	$777	$746

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